Filed Pursuant to Rule 433

Registration No. 333-134533

15YR NC 1YR Lehman Steepener

Final Terms and Conditions

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term.  Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings Inc.

Ratings:	Moody’s A1/ S&P A+/ Fitch A+

Issue Size:	$2,000,000

Issue Price:	92.5%

CUSIP:	52517PL41

Trade Date	August 25, 2006

Settlement Date:	August 30, 2006

Maturity Date:	July 26, 2021, subject to Optional Redemption

Interest Rate:	From and including the Settlement Date to but excluding July 26, 2007: 10.0%

From and including July 26, 2007, to but excluding July 26, 2011: 20 * (30yr CMS Rate — 10yr CMS Rate), subject to a minimum of 0%

From and including July 26, 2011, to but excluding July 26, 2016: 30 * (30yr CMS Rate — 10yr CMS Rate), subject to a minimum of 0%

From and including July 26, 2016, to but excluding July 26, 2021: 40 * (30yr CMS Rate — 10yr CMS Rate), subject to a minimum of 0%

Day Count Basis:	30/360

Interest Reset Date:

Quarterly on the 26th of October, January, April and July commencing July 26, 2007, for the period commencing on and including such Interest Reset Date to but excluding the next succeeding Interest Payment Date, determined on the related Interest Determination Date

Interest Determination Date	Two Business Days prior to the related Interest Reset Date

Interest Payment Dates:	Quarterly on the 26th of October, January, April and July, commencing October 26, 2006, subject to Optional Redemption

30yr CMS Rate

For any Interest Reset Date, the rate for U.S. Dollar swaps with a maturity of 30 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00 a.m., New York City time, on the related Interest Determination Date.

10yr CMS Rate

For any Interest Reset Date, the rate for U.S. Dollar swaps with a maturity of 10 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00 a.m., New York City time, on the related Interest Determination Date.

Business Days:	New York and London

Optional Redemption:

Lehman Brothers Holdings Inc. has the right to call the Notes in whole or in part at par (100.0%) quarterly on the 26th of each October, January, April and July, commencing July 26, 2007, with 5 Business Days notice. All amounts that may otherwise be payable following the call date shall cease to be payable. Notwithstanding the above, all payments due on the call date shall be made in full regardless of any calling of the Note by the Issuer.

Business Day Convention:	Modified following Business Day convention with no adjustment for period end dates.

Denominations:	$1,000 / $1,000

Calculation Agent:	Lehman Brothers Special Financing Inc.

Underwriter:	Lehman Brothers Inc.

United States Federal Income Tax Treatment:

Lehman Brothers Holdings Inc. intends to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I.

Historical Levels of the 30yr CMS Rate and 10yr CMS Rate

The following shows the 30yr CMS Rate and the 10yr CMS Rate in effect on the hypothetical Interest Reset Dates listed below. The historical experience of the 30yr CMS Rate and 10yr CMS Rate should not be taken as an indication of the future performance of the 30yr CMS Rate and 10yr CMS Rate during the term of the Notes.  Fluctuations in the level of the 30yr CMS Rate and 10yr CMS Rate make the Notes’ effective interest rate after July 26, 2007, difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Reset Dates	30yr CMS Rate (in %)	10yr CMS Rate (in %)	30yr CMS Rate — 10yr CMS Rate (in %)
7/26/2006	5.697	5.611	0.086
4/26/2006	5.747	5.622	0.125
1/26/2006	5.181	5.041	0.140
10/26/2005	5.309	5.091	0.218
7/26/2005	4.940	4.681	0.259
4/26/2005	5.048	4.705	0.343
1/26/2005	5.046	4.570	0.476
10/26/2004	5.096	4.407	0.689
7/26/2004	5.575	4.965	0.610
4/26/2004	5.544	4.887	0.657
1/26/2004	5.308	4.522	0.786
10/26/2003	5.393	4.628	0.765
7/26/2003	5.421	4.596	0.825
4/26/2003	5.078	4.256	0.822
1/26/2003	5.206	4.344	0.862
10/26/2002	5.499	4.690	0.809
7/26/2002	5.829	5.027	0.802
4/26/2002	6.105	5.642	0.463
1/26/2002	6.141	5.785	0.356
10/26/2001	5.784	5.194	0.590
7/26/2001	6.325	5.966	0.359
4/26/2001	6.454	6.027	0.427
1/26/2001	6.406	6.139	0.267
10/26/2000	6.858	6.806	0.052
7/26/2000	7.186	7.229	-0.043
4/26/2000	7.302	7.322	-0.020
1/26/2000	7.427	7.397	0.030
10/26/1999	7.281	7.125	0.156
7/26/1999	6.984	6.857	0.127
4/26/1999	6.232	5.968	0.264
1/26/1999	5.811	5.483	0.328
10/26/1998	5.920	5.512	0.408
7/26/1998	6.122	6.011	0.111
4/26/1998	6.320	6.144	0.176
1/26/1998	6.281	6.099	0.182
10/26/1997	6.649	6.475	0.174
7/26/1997	6.784	6.572	0.212
4/26/1997	7.470	7.295	0.175
1/26/1997	7.221	6.962	0.259
10/26/1996	7.167	6.863	0.304
7/26/1996	7.416	7.220	0.196